Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of August 11, 2015, between Numerex Corp, a Pennsylvania Corporation (the “Company”), and Marc Zionts (the “Executive”) (collectively, the “Parties”).

RECITALS:

WHEREAS, the Company desires to employ the Executive as the Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive each believe it is in their respective best interests to enter into this Agreement setting forth the mutual understandings and agreements reached between the Company and the Executive with respect to the Executive’s employment with the Company and certain restrictions on the Executive’s conduct benefiting the Company during such time and thereafter, all as set forth herein; and

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.           POSITION AND DUTIES.

A.           During the Term of this Agreement (as defined in Section 2 hereof), the Executive shall serve as Chief Executive Officer of the Company, working on a full-time basis from the Company’s corporate offices currently headquartered in Atlanta, Georgia. In this capacity, the Executive shall report to the Board of Directors of the Company and shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may be designated by the Board of Directors from time to time.

B.            During the Term, the Executive shall devote all of the Executive’s business time, energy and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict.

2.           TERM. Subject to termination under Section 11, the term of the Executive’s employment hereunder shall commence on September 1, 2015 (the “Start Date”) and shall continue for a period of twelve (12) months (the “Initial Employment Term”). At the end of the Initial Employment Term and on each succeeding anniversary of the Start Date, the Term will be automatically extended by an additional 12 months (each, a “Renewal Term”), unless, not less than 60 days prior to the end of the Initial Employment Term or any Renewal Term, the Company has given written notice to the Executive (in accordance with Section 18) of nonrenewal. The Executive shall provide the Company with written notice of his intent to terminate employment with the Company at least 90 days prior to the effective date of such termination. At all times, the Executive’s employment shall be at-will, meaning that either the Executive or the Company may terminate the employment at any time for any reason not prohibited by law, with or without cause, subject only to Section 12 below. Nothing in this Agreement is intended to create a guarantee of continued employment with the Company, and this at-will employment relationship cannot be modified except by an express written agreement signed by the Executive and an authorized officer of the Company.

3.           BASE SALARY. The Company agrees to pay the Executive a base salary at an annual rate of $400,000, payable semi-monthly and in accordance with the Company’s regular payroll practices (the “Base Salary”). Executive’s Base Salary shall be reviewed no less than annually by the Compensation Committee of the Board of Directors.

4.           ANNUAL PERFORMANCE BONUS. The Executive shall not be entitled to an annual performance bonus for the fiscal year 2015. For each subsequent calendar year, beginning with the fiscal year 2016, Executive will be eligible for an annual performance bonus under and subject to the terms and conditions of the Company’s annual incentive plan. Executive’s target annual bonus opportunity will be equal to 75% of the Base Salary in effect as of January 1.

5.           LONG-TERM INCENTIVE OPPORTUNITY. The Executive will be eligible to receive annual grants of long-term incentive awards under and subject to the terms of the Company’s 2014 Stock and Incentive Plan (“2014 Plan”) or other long-term incentive plan (including any applicable award agreement) as in effect from time to time. The target value of the awards granted in 2016 will equal 100% of the Base Salary. Executive recognizes and acknowledges that, except as to 2016, the award of equity compensation is not guaranteed or promised in any way.

6.           SIGN-ON EQUITY AWARDS. The Executive will be granted the following on the Start Date:

A.           A non-qualified stock option award under the 2014 Plan having a Black-Scholes value on the date of grant of approximately $66,667, with the number of shares of common stock underlying the stock option determined using Black-Scholes assumptions in effect in the month of grant and an exercise price equal to the closing price of a share of common stock on the date of grant. (“Sign-On Option Award”). The Sign-On Option Award will vest as to 25% of the shares of Common Stock underlying the award on each of the first four anniversaries of the date of grant, subject to continued employment on each vesting date. The Sign-On Option Award will be subject to the terms and conditions of the 2014 Plan.

B.           A restricted stock unit award under the 2014 Plan, with the number of restricted stock units subject to the award determined by dividing $66,668 by the closing price of a share of common stock on the date of grant (the “Sign-On RSU Award”). The Sign-On RSU Award will vest as to 1/4 of the award on each of the first four (4) anniversaries of the date of grant, subject to continued employment on each vesting date. The Sign-On RSU Award will be subject to the terms and conditions of the 2014 Plan.

C.           Shares of restricted stock having a value on the date of grant of approximately $1,200,000, with the number of shares of common stock determined using the closing price of a share of common stock on the date of grant. (“Sign-On Restricted Stock Award”). The Sign-On Restricted Stock Award will vest as to 100% of the shares of restricted stock on the fourth anniversary of the date of grant, subject to continued employment the vesting date. The Sign-On RSU Award will be subject to the terms and conditions of the 2014 Plan.

7.           CHANGE IN CONTROL. Notwithstanding any other agreement to the contrary, in the event of a Change in Control (as defined below), any Sign-On Option Award, Sign-On RSU Award, Sign-On Restricted Stock Award, or any then outstanding compensatory equity award, to the extent not fully vested by the date on which such Change in Control occurs, will become fully vested upon such Change in Control. “Change in Control” means the occurrence of any of the following (i) the consummation by the Company of a sale, transfer or assignment, in one transaction or a series of related transactions, of all or substantially all of the assets of Company other than to one or more affiliates of Company or one or more entities owned by stockholders of Company in substantially the same proportions as their stock ownership in Company, (ii) any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), excluding affiliates of Company and employee benefit plans of Company and its affiliates, becomes the beneficial owner of more than 50% of the outstanding voting stock of Company other than as the result of the direct purchase of securities from Company, or (iii) the consummation by Company of a merger or consolidation with or into any other entity, other than a merger or consolidation that results in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent of the combined voting power of the surviving entity immediately after such merger or consolidation.

8.           RELOCATION COSTS. The Executive will be entitled to a one-time payment for relocation costs in the total net (after tax) amount of $159,000, to be used to cover costs associated with the sale of Executive’s residence in Highland Park, Illinois and temporary housing in Atlanta, Georgia. In addition, the Company will directly pay the Executive’s moving costs, up to a maximum of $50,000, to the moving company of Executive’s choice, for costs associated with packing and moving the household and up to four cars from Highland Park to Atlanta.

9.           HEALTH INSURANCE REIMBURSEMENT. Upon presentation of appropriate documentation, the Company will reimburse the Executive for his COBRA premiums for the month of September 2015. In addition, upon participation in the Company’s medical insurance plan effective October 1, 2015, and upon presentation of appropriate documentation, the Company will reimburse the Executive for all out-of-pocket medical insurance deductibles through December 31, 2015.

10.         EMPLOYEE BENEFITS.

A.           BENEFIT PLANS. The Executive shall be entitled to participate in all benefit plans (excluding severance plans, if any) generally available to other senior executives of the Company on the same basis and to the same extent as other senior executives.

B.           VACATION. The Executive shall be entitled to paid vacation on the same basis generally available to other senior executives of the Company, which Executive shall take during such times as shall be consistent with Executive’s responsibilities.

C.           BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable business and entertainment expenses incurred in connection with the performance of the Executive’s duties hereunder and the Company’s policies with regard thereto. It is understood and agreed that Executive shall be entitled to fly and be reimbursed for business class airfare on all international airline travel.

D.           DIRECTOR AND OFFICER LIABILITY INSURANCE. The Executive shall be covered by the Company’s director and officer liability insurance on the same basis as the other directors and executive officers of the Company.

11.         TERMINATION. The Executive’s employment and the Term shall terminate on the first of the following to occur:

A.           EXPIRATION. Automatically upon the expiration of the Term.

B.           DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for a period of ninety (90) days (whether or not consecutive) in any 365-day period.

C.           DEATH. Automatically on the date of death of the Executive.

D.           CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean:

1.          the Executive’s failure to participate in and satisfactorily pass any periodic and random tests for the use of illegal drugs during the Executive’s employment;

2.          the Executive’s willful misconduct or gross negligence in the performance of the Executive’s duties to the Company that has or could reasonably be expected to have an adverse effect on the Company, as determined by the Company’s Board of Directors in its sole discretion;

3.          the Executive’s willful failure to perform the Executive’s duties to the Company or to follow the lawful directives of the Company’s Board of Directors, as determined in its sole discretion (other than as a result of death or a physical or mental incapacity), unless such events are capable of being fully corrected and are fully corrected in all material respects by the Executive within thirty (30) days following written notification by the Company to the Executive that the Company intends to terminate the Executive’s employment hereunder;

4.           indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

5.           the Executive’s performance of any act of theft, fraud, malfeasance or dishonesty beyond a de minimis threshold in connection with the performance of the Executive’s duties to the Company; or

6.          a material breach of this Agreement or a material violation of the Company’s policies as in effect from time to time.

E.           WITHOUT CAUSE. Upon thirty (30) days’ prior written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

F.           GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company that the Executive intends to terminate the Executive’s employment hereunder for one of the reasons set forth below:

1.          material diminution in the Executive’s Base Salary;

2.          relocation of the Executive’s assigned workplace to a location more than 50 miles away from the Company’s current headquarters in Atlanta, Georgia;

3.          material diminution in the Executive’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); or

4.          a material breach of this Agreement.

The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

G.           WITHOUT GOOD REASON. Upon ninety (90) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

12.         CONSEQUENCES OF TERMINATION.

A.           TERMINATION FOR CAUSE OR WITHOUT GOOD REASON; DEATH OR DISABILITY; EXPIRATION OF TERM. In the event that the Executive’s employment and the Term ends on account of the Executive’s termination for Cause, the Executive’s resignation without Good Reason, the Executive’s Death or Disability, or upon the expiration of the Term, the Executive shall be entitled to the following (with the amounts due under Sections 12(A)(1) through 12(A)(3) hereof to be paid on the first regular payroll date following termination of employment):

1.          any unpaid Base Salary through the date of termination;

2.          reimbursement for any unreimbursed business expenses incurred through the date of termination;

3.          any accrued but unused vacation time in accordance with Company policy; and

4.          all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (collectively, Sections 12(A)(1) through 12(A)(4) hereof shall be hereafter referred to as the “Accrued Benefits”).

B.           TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment with the Company is terminated by the Company other than for Cause or by the Executive for Good Reason, the Company shall pay or provide the Executive with the following, subject to the provisions of Section 27 hereof:

1.          the Accrued Benefits;

2.          Severance Pay equivalent to the Base Salary for a period of twelve (12) months, payable in equal installments in accordance with the Company’s regular payroll practices;

3.          If the Executive has been employed by the Company for more than twelve (12) months at the time of termination, Executive will also be entitled to a lump sum payment equal to the Executive’s target annual bonus opportunity for the calendar year in which employment is terminated; and

4.          Payments and benefits provided in this Section 12(B) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

C.           OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from the board of directors of the Company (if applicable) and any other position as an officer, director or fiduciary of the Company or any Company affiliate.

13.         RELEASE; NO MITIGATION. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in form and substance reasonably satisfactory to the Company. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. The Executive shall not be required to mitigate the amounts of any payment or other benefit under this Agreement, whether by seeking employment or otherwise, nor shall any compensation earned by Executive as a result of employment reduce any amounts payable under this Agreement subject to the Executive’s restrictive covenants set forth in Section 14.

14.         RESTRICTIVE COVENANTS.

The Executive agrees that the safeguards, restrictions and protections set forth in this Section 14 were a material inducement to the Company to enter into this Employment Agreement. In addition, the Executive agrees that, during the Term, the Executive will serve in the role of Chief Executive Officer, and as such, will be a major strategist concerning the Company’s present and future business strategies and will generate and be intimately involved with detailed strategic planning information, evaluation of client and business opportunities, trade secrets, critical proprietary information, and procedures and information regarding the acquisition and maintenance of past, present, and future clients. By virtue of such service, the Executive will develop in-depth knowledge of the financial, pricing, marketing and strategic data of the Company. Moreover, as a result of the special and extraordinary nature of Executive’s role, the Executive’s responsibilities and knowledge, and the confidence placed in the Executive by the Company, the Executive will be a primary contact for the Company with customers, clients, suppliers, business affiliates, and other entities that do business with the Company. The Executive will have possession and knowledge of, and access to, uniquely valuable and confidential information which the Company must protect to preserve and protect their clients, property, economic advantage, relationships, and valuable good will. Any activities by the Executive contrary to the restrictions contained in this Section 14 would, because of the Executive’s extraordinary responsibilities, unfairly aid any competitor of the Company to the material detriment of the Company and constitute unfair competition. Accordingly, the Company and the Executive agree that the safeguards, restrictions, and protections set forth in this Section 14 are reasonable and appropriate.

A.           CONFIDENTIALITY. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to Company which shall have been obtained by the Executive during the Executive’s employment by the Company. The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to the Executive; (B) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (C) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and the Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Executive’s conduct imposed by the provisions of this Section 14. Notwithstanding the above, nothing herein shall prevent the Executive from reporting possible violations of federal or state law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that he has made such reports or disclosures.

B.           NONCOMPETITION. The Executive acknowledges that the Company is engaged in the business of providing machine-to-machine business services, technology, and products used in the development and support of Internet of Things solutions for the enterprise and government markets worldwide (the “Company Business”), the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Executive’s employment hereunder and for a twelve (12) months period following the termination of Executive’s employment for any reason (the “Restricted Period”), the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, Company or other entity, in whatever form, engaged in any business activities that are the same or similar to or in competition with any aspect of the Company Business as of the date of termination (or any business that the Company has planned, on or prior to such date, to be engaged in on or after such date) in any geographic market in which the Company conducts any aspect of the Company Business. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded Company engaged in a business that is in competition with the Company, so long as the Executive has no active participation in the business of such Company. In addition, the provisions of Section 9(B) shall not be violated by the Executive commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company so long as the Executive and such subsidiary, division or unit does not engage in a business or in business activities in competition with the Company.

C.           NONSOLICITATION; NONINTERFERENCE.

1.          During the Executive’s employment with the Company and during the Restricted Period, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, Company or other entity: (a) solicit, aid or induce any customer of the Company to purchase goods or services then sold by the Company from another person, firm, Company or other entity; (b) solicit, aid or induce any customer of the Company to reduce or eliminate its or their purchases from or business with the Company; (c) solicit, aid or induce any vendor or subcontractor of the Company to reduce or eliminate its or their sales to or business with the Company; or (d) assist or aid any other persons or entity in identifying, soliciting, or influencing any such customer, vendor or subcontractor.

2.          During the Executive’s employment with the Company and during the Restricted Period, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, Company or other entity, solicit, aid or induce any employee, representative or agent of the Company to leave such employment or retention or to accept employment with or render services to or with any other person, firm, Company or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, Company or other entity in identifying, hiring or soliciting any such employee, representative or agent. An employee, representative or agent shall be deemed covered by this Section 14(C)(2) while so employed or retained and for a period of six (6) months thereafter.

D.           NONDISPARAGMENT. During and after the Term of this Agreement, the Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation other than while employed by the Company, in the good faith performance of the Executive’s duties to the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

E.           INVENTIONS.

1.          The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products or developments (“Inventions”), whether patentable or unpatentable, (A) that relate to the Executive’s work with the Company, made or conceived by the Executive, solely or jointly with others, during the Term, or (B) suggested by any work that the Executive performs in connection with the Company, either while performing the Executive’s duties with the Company or on the Executive’s own time during the Term or the two years subsequent to the termination of this Agreement, but only insofar as the Inventions are related to the Executive’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of the Term, or upon the Company’s request. The Executive will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during the Term or the two years subsequent to the termination of this Agreement, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense.

2.          In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

F.           RETURN OF COMPANY PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Executive may retain the Executive’s rolodex and similar address books provided that such items only include contact information.

G.           REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 14 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

H.           SURVIVAL OF PROVISIONS. The obligations contained in Sections 14 and 15 hereof shall survive the termination or expiration of the Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

15.         COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and following the termination of the Executive’s employment, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company and its representatives in defense of any claims that may be made against the Company, and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and shall not do so unless legally required.

16.         EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 14 or Section 15 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a judicial or arbitral finding that the Executive violated Section 14 or Section 15 hereof, in addition to all other remedies, any severance or other benefits being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, any severance or benefits previously paid to the Executive (other than $1,000) shall be immediately repaid to the Company, and the Company shall be entitled to recover all reasonable attorneys’ fees and expenses incurred in connection with enforcing its rights under this Agreement.

17.         NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 17 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any affiliate or to any successor to all or substantially all of the business and/or assets of the Company, or to any entity controlling, controlled by, or under common control with the Company or to a purchaser of same, provided that the Company shall require such affiliate and/or successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall be interpreted to include the Company and any successor to its business and/or assets, or any affiliate, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

18.         NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown
on the records of the Company

If to the Company:

Numerex Corp

Attention: Chairman of Compensation Committee

3330 Cumberland Blvd. SE

Suite 700

Atlanta, GA 30339

with copies to:

Andrew J. Ryan

The Ryan Law Group LLP

14 E 4th Street

Suite 406

New York, NY 10012

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

19.         SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

20.         SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

21.         COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

22.         ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company, other than injunctive relief under Section 16 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in Atlanta, Georgia (applying Georgia law) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees, expert witness fees, and expenses (including the arbitrator’s fees).

23.         MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and by an officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, except as otherwise set forth herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

24.         GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia without regard to the choice of law principles thereof.

25.         REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder.

26.         TAX WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

27.         CODE SECTION 409A COMPLIANCE.

A.           The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

B.           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

C.           With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

D.           For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. In no event shall the timing of Executive’s execution of the general release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the general release could be made in more than one taxable year, payment shall be made in the later taxable year.

E.           Any payment pursuant to Section 12(A) shall be made on or before the first March 15 to follow the calendar year in which the payment is no longer subject to a “substantial risk of forfeiture” within the meaning of that term under Code Section 409A to the extent required for compliance with Code Section 409A.

28.         Golden Parachute Limit. Notwithstanding any other provision of this Agreement, in the event that any portion of a severance payment or any other payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the "Total Benefits") would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, the Retained Amount (as hereinafter defined) would be more than 5% greater than the Retained Amount if the Total Benefits are so reduced. All determinations required to be made under this Section 28 shall be made by tax counsel selected by the Company and reasonably acceptable to Executive (“Tax Counsel”), which determinations shall be conclusive and binding on Executive and the Company absent manifest error. All fees and expenses of Tax Counsel shall be borne solely by the Company. In the event any such reduction is required, the Total Benefits shall be reduced in the following order: (i) the severance payment, (ii) any other portion of the Total Benefits that are not subject to Section 409A of the Code (other than Total Benefits resulting from any accelerated vesting of equity and other compensation awards), (iii) Total Benefits that are subject to Section 409A of the Code (on a proportionate basis), and (iv) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of equity and other compensation awards. The parties hereto hereby elect to use the applicable federal rate that is in effect on the date this Agreement is entered into for purposes of determining the present value of any payments provided for hereunder for purposes of Section 280G of the Code. “Retained Amount” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Total Benefits net of all federal, state and local taxes imposed on you with respect thereto.

29.         ADVICE OF COUNSEL. Both Parties acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired, and have fully read the Agreement and understand the meaning and import of all of its terms and conditions.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

NUMEREX CORP.

By:	/s/ Tony G. Holcombe

Name: Tony G. Holcombe

Title: Member of Board of Directors and Chairperson of Compensation Committee

EXECUTIVE

/s/ Marc Zionts
Marc Zionts

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